EXHIBIT 99.1

Rush Enterprises, Inc. Reports First Quarter Results

EPS Increases 11 Percent to $0.51 On a Revenue Increase of 7 Percent

SAN ANTONIO, April 17, 2007 (PRIME NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA); (Nasdaq:RUSHB), which operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas, today announced results for the first quarter ended March 31, 2007.

In the first quarter, the Company's gross revenues totaled $531.3 million, a 6.7% increase from gross revenues of $497.9 million reported for the first quarter ended March 31, 2006. Net income for the quarter was $13.0 million, or $0.51 per diluted share, compared with net income of $11.6 million, or $0.46 per diluted share, in the quarter ended March 31, 2006.

The Company's truck segment recorded revenues of $505.0 million in the first quarter of 2007, compared to $474.3 million in the first quarter of 2006. The Company delivered 2,030 new heavy-duty trucks, 1,439 new medium-duty trucks and 1,077 used trucks during the first quarter of 2007, compared to 2,299 new heavy-duty trucks, 891 new medium-duty trucks and 1,058 used trucks in the first quarter of 2006. Parts, service and body shop sales increased to $109.9 million in the first quarter of 2007 from $97.5 million in the first quarter of 2006.

The Company's construction equipment segment recorded revenues of $21.5 million in the first quarter of 2007, compared to $18.9 million in the first quarter of 2006. New and used construction equipment unit sales revenue increased 16.0% to $16.7 million in the first quarter of 2007 from $14.4 million in the first quarter of 2006. Construction equipment parts, service and body shop sales increased 12.5% to $4.5 million in the first quarter of 2007 from $4.0 million in the first quarter of 2006.

Marvin Rush, Chairman, said, "As expected, new emissions standards governing diesel engines went into effect on January 1, 2007. We continue to believe that Class 8 truck sales will decrease about 40 percent this year due to the transition to the new technology, with the softening occurring primarily in the second and third quarters of this year. We also expect that beginning in the fourth quarter of 2007 and into 2008 and 2009, truck orders will strengthen as customers prepare for the pending 2010 emissions regulations."

Rusty Rush, President and Chief Executive Officer of Rush Enterprises, Inc., said, "We have been preparing for this industry cycle for the past several years, by focusing our efforts on growing our medium-duty and vocational truck sales, and increasing parts and service sales while improving operational efficiency to increase our absorption rate. This diversity in our earnings stream has proven to be effective in the first quarter of this year.

"Although first quarter Class 8 truck sales were down compared to prior year, this decrease was more than offset by a 61 percent increase in our medium-duty truck deliveries. Even more impressive, our absorption rate during the first quarter increased from 100.9% in 2006 to 101.7% in 2007 and our same store absorption rate reached 102.4%. This illustrates our people's commitment to implement necessary expense reductions while continuing to provide the highest levels of customer service," he continued.

"While our visibility into the remainder of 2007 is limited, we believe our strong levels of pre-emissions truck inventory, continued growth in medium-duty truck sales, and focus on maintaining to slightly improving our absorption rate will help us outperform the industry in the declining 2007 truck market," Rush concluded.

Conference Call Info

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter on Wednesday, April 18, 2007 at 11a.m. EST/ 10 a.m. CST. Earnings will be reported on Tuesday, April 17, 2007 after close of market. The call can be heard live by dialing 888-802-2269 (U.S.) or 913-312-1272 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until July 17, 2007. Listen to the audio replay until July 17, 2007 by dialing 888-203-1112 (U.S.) or 719-457-0820 (International) and entering the replay pass code 7350408.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. operates the largest network of heavy-duty truck and medium-duty dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its operations include a network of over 50 Rush Truck Centers located in Alabama, Arizona, California, Colorado, Florida, Georgia, Oklahoma, New Mexico, Tennessee and Texas. The Company has developed its Rush Truck Centers and its Rush Equipment Center as "one-stop centers" where, at one convenient location, its customers can purchase new or used trucks or construction equipment, purchase insurance products, purchase aftermarket parts and accessories and have service performed by certified technicians. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com.

The Rush Enterprises, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3352

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, the timing of such conditions, sales and delivery forecasts, projections regarding the Company's absorption rates, growth of the Company's medium-duty market, ability to properly manage inventories, the Company's prospects and anticipated results for 2007 and the impact of diesel emissions standards on the truck market, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the company with the Securities and Exchange Commission.

                RUSH ENTERPRISES, INC. AND SUBSIDIARIES
                ---------------------------------------
                      CONSOLIDATED BALANCE SHEETS
                      ---------------------------
          (In Thousands, Except Shares and Per Share Amounts)

                                               March 31,  December 31,
                                                 2007         2006
                                             ------------ ------------
 Assets                                       (Unaudited)
 ------
 Current assets:
    Cash and cash equivalents                  $  162,096   $  161,558
    Accounts receivable, net                       58,595       74,441
    Inventories                                   486,691      484,696
    Prepaid expenses and other                      2,548        2,128
    Deferred income taxes, net                      8,069        7,496
                                             ------------ ------------

 Total current assets                             717,999      730,319

 Property and equipment, net                      288,370      278,690

 Goodwill, net                                    119,905      117,071

 Other assets, net                                  2,223        2,330
                                             ------------ ------------
 Total assets                                  $1,128,497   $1,128,410
                                             ============ ============

 Liabilities and shareholders' equity
 -------------------------------------------
 Current liabilities:
   Floor plan notes payable                    $  435,332   $  446,354
   Current maturities of long-term debt            26,986       25,999
   Current maturities of capital lease
     obligations                                    3,211        2,933
   Trade accounts payable                          31,090       37,449
   Accrued expenses                                57,730       61,287
                                             ------------ ------------
 Total current liabilities                        554,349      574,022

 Long-term debt, net of current maturities        169,711      166,125
 Capital lease obligations, net of current
   maturities                                      14,291       14,799
 Deferred income taxes, net                        35,439       33,856

 Shareholders' equity:
   Preferred stock, par value $.01 per share;
     1,000,000 shares authorized; 0 shares
     outstanding in 2007 and 2006                      --           --
   Common stock, par value $.01 per share;
     40,000,000 class A shares and 10,000,000
     class B shares authorized; 17,142,980
     class A shares and 8,092,358 class B
     shares outstanding in 2007; 17,069,494
     class A shares and 8,072,226 class B
     shares outstanding in 2006                       252          251
   Additional paid-in capital                     171,875      169,801
   Retained earnings                              182,580      169,556
                                             ------------ ------------
     Total shareholders' equity                   354,707      339,608
                                             ------------ ------------
 Total liabilities and shareholders' equity    $1,128,497   $1,128,410
                                             ============ ============

                RUSH ENTERPRISES, INC. AND SUBSIDIARIES
                ---------------------------------------
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 -------------------------------------
               (In Thousands, Except Per Share Amounts)
                              (Unaudited)

                                                Three months ended
                                                     March 31,
                                             -------------------------
                                                 2007         2006
                                             ------------ ------------
 Revenues:

   New and used truck sales                    $  377,636   $  363,347
   Parts and service                              117,296      104,867
   Construction equipment sales                    16,734       14,434
   Lease and rental                                12,065        9,380
   Finance and insurance                            5,504        4,065
   Other                                            2,023        1,792
                                             ------------ ------------

     Total revenue                                531,258      497,885

 Cost of products sold:
   New and used truck sales                       347,892      334,172
   Parts and service                               68,423       62,279
   Construction equipment sales                    14,996       12,698
   Lease and rental                                10,451        7,136
                                             ------------ ------------
     Total cost of products sold                  441,762      416,285
                                             ------------ ------------

 Gross profit                                      89,496       81,600

 Selling, general and administrative               60,448       56,656

 Depreciation and amortization                      3,602        2,908
                                             ------------ ------------

 Operating income                                  25,446       22,036

 Interest expense, net                              4,528        3,546

 Gain on sale of assets                                88           33
                                             ------------ ------------

 Income before taxes                               21,006       18,523

 Provision for income taxes                         7,982        6,946
                                             ------------ ------------

 Net income                                    $   13,024   $   11,577
                                             ============ ============

 Earnings per share:

   Earnings per common share - Basic           $      .52   $      .47
                                             ============ ============
   Earnings per common share - Diluted         $      .51   $      .46
                                             ============ ============

 Weighted average shares outstanding:

   Basic                                           25,177       24,707
                                             ============ ============
   Diluted                                         25,347       25,050
                                             ============ ============

CONTACT:  Rush Enterprises Inc., San Antonio
          Steven L. Keller
          (830) 626-5226